EXHIBIT 99.1

Industrial Enterprises to Review Accounting Practices
Monday October 15, 5:05 pm ET

Company Announces the Closing of New Credit Facility

NEW YORK, Oct. 15, 2007 (PRIME NEWSWIRE) -- Industrial Enterprises of America, Inc. (NasdaqCM:IEAM - News), today announced that management is currently conducting a review of its accounting practices including a review of its revenue recognition policy regarding ``bill and hold'' transactions.

Industrial Enterprises' management is currently working to determine the most appropriate revenue recognition method to replace its prior ``bill and hold'' practice. A ``bill and hold'' transaction occurs when a company records a sale and gives ownership of the product to the customer, but actual delivery takes place in a later period. While a change in its revenue recognition policy would only affect the timing of recognition of certain revenue, management has determined that its previous policy needs further review. The company will provide updated information once it has completed an in-depth analysis of the most appropriate revenue recognition method.

Additionally, during the year-end review, management has determined that one of its supplier's is a variable interest entity (VIE). A VIE is an entity in which a company has a controlling financial interest. In this specific case, while neither the company nor any of its employees has any financial interest in the vendor, management has determined that because the company is this vendor's sole customer, under GAAP accounting, they are considered a VIE. The Company is reviewing the most appropriate treatment of this VIE, which may include the audit of the financials of the VIE and the consolidation of the financial statements of the VIE into the financial statements of the company.

Management is currently reviewing these changes with its audit committee and its independent auditors. If the revenue recognition policy changes or the VIE's financials need to be consolidated into the company's financials, then the company will need to amend its Quarterly Reports on Form 10-QSB for the quarters ending September 30, 2006, December 31, 2006 and March 31, 2007. Based on the above issues, the company will not be filing its delayed Annual Report on Form 10-KSB for the year ended June 30, 2007 until these matters have been resolved. The company will continue to update on the progress of the filing.

Also, in response to a Comment Letter from the Securities and Exchange Commission, the company will be amending its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006 to address comments on the accounting treatment on financing transactions with variable conversion prices for that fiscal year. Therefore, investors should not rely on the financial statements contained in the previously filed Annual Report on Form 10-KSB for the year ended June 30, 2006.

Dan Redmond, President and Chief Operating Officer, commented, ``New Chief Financial Officer, Jorge Yepes and I are committed to improving the financial reporting and transparency of the company. Since my arrival in April of this year, Industrial Enterprises has made numerous strides improving manufacturing efficiencies and operational controls. We are dedicated to restoring our financial transparency in the marketplace. I am confident the company has the right people in place to deliver consistent growth and measurable results.''

Industrial Enterprises also reports that the company has secured a revolving credit line of $5 million. The credit facility is an asset and receivable backed revolving line of credit and carries interest at LIBOR plus 2.00% or the Prime rate minus 0.25%. Assuming certain conditions are met the credit line will be reviewed for further increases by year end. The credit facility was done through Sovereign Bank.

According to Jorge Yepes, Chief Financial Officer of Industrial Enterprises, ``We are pleased to announce the closing of a new credit facility. The credit facility will provide us greater flexibility in managing our business and funding growth initiatives, and reduces our borrowing cost when compared to our previous credit line. A portion of the credit line will also be utilized to continue the company's previously announced stock buyback program. While we are disappointed that we will not be able to meet our filing extension, we are working diligently to ensure that our financial reports include improved financial disclosures and transparency.''

About Industrial Enterprises of America

Industrial Enterprises of America, Inc., headquartered in New York, NY, is an automotive aftermarket packager and supplier that specializes in the sale of anti-freeze, auto fluids, charcoal fluids, and other additives and chemicals. The Company has distinct proprietary brands that collectively serve the retail, professional and discount automotive aftermarket channels. For more information please visit http://www.ieam-inc.com.

Except for the historical information contained herein, the matters discussed in this press release may include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of Industrial Enterprises of America set forth herein and those preceded by or that include the words ``believes,'' ``expects,'' ``given,'' ``targets,'' ``intends,'' ``anticipates,'' ``plans,'' ``projects,'' ``forecasts'' or similar expressions, are forward-looking statements. Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company's future results to differ materially from those anticipated, including: (i) the Company's history of ongoing operating losses; (ii) the overall marketplace and clients' usage of products, including demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors, control of expenses, and revenue generation by the acquisition of new customers; Other risks are detailed from time to time in the Company's 2006 Annual Report on Form 10-K, as amended, its Quarterly Reports on Form 10-QSB, and in its other Securities and Exchange Commission reports and statements. The Company assumes no obligation to update any of the information contained or referenced in this press release.

Contact:
Industrial Enterprises of America
David Zazoff
212-505-5976
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Source: Industrial Enterprises of America, Inc.